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                                                                    EXHIBIT 10.3

                              WOLVERINE TUBE, INC.

                        ANNUAL PERFORMANCE INCENTIVE PLAN

OVERVIEW OF THE PLAN:

The Wolverine Tube, Inc. Annual Performance Incentive Plan ("The Plan") will provide each eligible participant with a specific incentive opportunity expressed as a percentage of base compensation - which can be earned based upon the Company and the participant achieving certain performance target. These goals can be corporate, division, group or some combination of all and will be weighted to emphasize key areas.

OPERATIONS OF THE PLAN:

- Performance Measures and Targets - Under this plan, the Company establishes various target performance levels based on projected business results during the plan year. There will be three levels: level one, level two and level three. Exhibit A contains a definition of performance goal to be used for the 1999 Plan Year. Each participant in the Plan will receive his/her own list of targets.

- Incentive Opportunities - The Company will then establish percentage of salaries that can be earned when and if the targets are reached. The percentages increase as performance improves based upon a grading formula. For example, if actual performance in any area is between level one and level two, a pro-rata increase in incentives will be provided on a sliding scale. Once target level three is achieved for Operating Income, additional bonus can be achieved in a pro-rata manner. Other Performance Measurements are fully achieved at level three. Additionally, the Corporate Quantifiable Objectives are a stepped award payout (i.e. not linear). Each participant in the Plan will receive his/her own list of incentive opportunities for achieving performance.

- Weighting of Factors - The performance measures are applied in combination by assigning a specified weight to each measure based upon degree of importance and assessing the extent to which the goals were achieved.

- Performance Areas and Targets - Each participant will be assigned three to five performance measures and their associated specified weights. Performance goals can be achieved at various levels and may trigger incentives at various levels. No minimum level of performance for any one factor is required before incentives are paid. As such, incentive may be paid if only one of the four factors is at level one.



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-    Eligibility for Participation - Participation in the Plan, for Corporate
     officer level or higher, will be determined by the Compensation Committee based upon recommendations of the CEO. Others below this level will be determined by the Executive Management Committee ("Plan Administrator"). Once an individual is determined to be eligible for participation, he must be an employee of the Company at all times during the year, through and including December 31, in order to be eligible to receive the award. A person who is demoted during the year is subject to removal from the Plan by the Plan Administrator, with no entitlement to compensation under the Plan. A Participant in the Plan who retires, becomes disabled (as defined in the applicable Company plan) or who dies during the year will be eligible to receive a pro rata award, if applicable. The Plan Administrator will review situations involving involuntary terminations to determine potential awards under the Plan. A participant who voluntary terminates service or who is terminated for "Cause" (as determined by the Plan Administrator) will not be eligible for an award.

- Administration of the Plan - The Plan Administrator will make any and all determinations regarding the operation of the Plan for non-officer level employees and the Compensation Committee will make any and all determinations regarding the operation of the Plan for Corporate Officer level employees.





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EXHIBIT A


PLAN DEFINITIONS OF GOALS (A):


OPERATING INCOME (OI) - Defined as Net Sales less Cost of Goods Sold (excluding LIFO impact) less SGA and other recurring and non-recurring charges (except as modified by the Compensation Committee). These goals are on a Consolidated basis. Amount to be calculated on a consistent basis and in accordance with the Company's internal accounting policies.

WOLVERINE VALUE ADDED (WVA) - Ratio of "WVA Dollars" for the calendar year to "Average Assets". For purposes of this definition, "Assets" are defined as all net fixed assets, inventory, storeroom and apportionment of Depot Inventory. "WVA Dollars" is Net Income less cost of funding the asset base. This goal may be on a Consolidated basis or plant level. Amount to be calculated on a consistent basis and in accordance with the Company's internal accounting policies. (The cost of capital for the 1999 Plan is assumed to be 10.8%.)

NEW PRODUCT SALES TO TOTAL PRODUCT SALES RATIO (NPS) - Ratio of New Commercial Products to Total Commercial Products spread dollars, where new products are defined as any new commercial products sold for a three year life cycle from the date of first commercial sale of product. Commercial products shall mean all products of the Company, excluding plumbing service, refrigeration service, rod, bar, strip and shaped products (for example, denominator for 1999 under the plan will be $262,143,000). Moreover, new products will consist of new product designs and/or a new function for existing product. This will be determined on a Consolidated basis or product line basis. Goal will be achieved if certain threshold amounts are achieved and exceeded. Determination as to definition of New Product Sales will be made by the Plan Administrator.

GROSS PROFIT BY PRODUCT LINE (GM) - Net Sales less cost of goods sold (excluding LIFO impact), expressed as total dollars. Goal will be achieved if certain threshold amounts are achieved and exceeded.

PIIP SUCCESS FACTOR (PIIP)- each plant currently utilizes PIIP. To the extent these are achieved will determine a success factor.

WOW COST SAVINGS - Certain Plants have pre-determined WOW targets for 1999. To the extent these are achieved will determine a success factor.



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CORPORATE QUANTIFIABLE OBJECTIVES (CQO) - each participant may be eligible to receive up to the maximum percentage for each group, a bonus for achieving certain pre-determined goals for performance areas not specifically noted in the other goals. Goal will be achieved if certain quantifiable goals that are measurable are achieved and/or exceeded.



(a) It is assumed that for all 1999 calculations, that metal prices per pound are set forth below. Participants should be aware that amounts in the Data Book may differ from these calculations. Participants will be advised quarterly regarding the performance and potential awards.

Copper ($.75/lb.)    Zinc ($.05/lb.)   Nickel ($2.00/lb.)    Tin ($2.50/lb.)


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